EXHIBIT 4

                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT


         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                                            OAKWOOD HOMES CORPORATION



                                            By:      s/  C. Michael Kilbourne
                                                     C. Michael Kilbourne
                                                     Executive Vice President

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